Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact

Adolor Corporation

Stephen W. Webster

(484) 595-1500

ADOLOR CORPORATION INITIATES PHASE 2 OIC STUDY OF ADL5945

— Successful Completion of Phase 1 Studies —

EXTON, PA, October 19, 2010 — Adolor Corporation (NasdaqGM: ADLR) today announced the initiation of a Phase 2 proof-of-concept (PoC) study of ADL5945 in patients suffering from opioid-induced constipation (OIC).

“We are pleased to announce the initiation of our Phase 2 proof-of-concept study,” said Michael R. Dougherty, President and Chief Executive Officer.  “We begin this study having just completed a single-ascending dose (SAD) study of ADL5945 in healthy volunteers and a multiple-ascending dose (MAD) study in OIC patients with chronic non-cancer pain.  The results were highly encouraging on all fronts: PK profile, tolerability and efficacy.  Adolor has a wealth of expertise in this indication, and we look forward to the completion of this trial next summer.”

The Phase 2 PoC trial will evaluate two doses of ADL5945 (0.10mg and 0.25mg given twice daily) versus placebo in patients with OIC over a four week period.  Approximately 120 patients will be enrolled.  The primary endpoint of the study will be change from baseline in the weekly average of spontaneous bowel movements (SBMs) during treatment.

The recently completed SAD and MAD studies of ADL5945 and ADL7445 enrolled both healthy volunteers and non-cancer pain patients on long-term opioid therapy with OIC.  Both compounds were well-tolerated and, in the patients with OIC, produced increases in weekly average SBMs compared to placebo.  Notably, the 0.10mg and 0.25mg doses of ADL5945 being tested in the PoC study were successfully evaluated in extended cohorts in the MAD study against placebo.  The most commonly reported side effects were dose-dependent gastrointestinal-related effects such as abdominal cramping and nausea.  There were no serious adverse events reported.

“The data from this recent trial validate both ADL5945 and ADL7445 for the treatment of OIC in patients with chronic non-cancer pain,” said Richard M. Mangano, Ph.D., Vice President of Clinical Research & Development at Adolor.  “The safety and efficacy of these doses of ADL5945 are encouraging and clearly warrant continued clinical development.”

About ADL5945 and ADL7445

ADL5945 is a proprietary, peripherally-acting mu opioid receptor antagonist being developed by Adolor for the treatment of OIC.  ADL5945 was licensed from Eli Lilly and Company in 2009 and currently is being evaluated in a Phase 2 proof-of-concept trial in patients with OIC.

ADL7445 also is a proprietary, peripherally-acting mu opioid receptor antagonist being evaluated for the treatment for OIC.  ADL7445 was discovered by Adolor scientists and, like ADL5945, was evaluated in the recently completed SAD and MAD studies.  In those studies, ADL7445 was well-tolerated and demonstrated efficacy in patients with OIC.  While ADL5945 is advancing at this point into proof-of-concept evaluation, further investment by Adolor in ADL7445 will continue and the Company considers ADL7445 an important asset in its OIC program.

About Adolor

Adolor Corporation is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription gastrointestinal and pain management products.

Adolor’s first approved product in the United States is ENTEREG®, which is indicated to accelerate the time to upper and lower gastrointestinal recovery following partial large or small bowel resection surgery with primary anastomosis.  ENTEREG is available for short-term use in hospitals registered under the E.A.S.E.® Program.  For more information on ENTEREG, including its full prescribing information, visit www.ENTEREG.com.  In collaboration with GSK, the Company launched ENTEREG in mid-2008.

The Company’s research and development pipeline includes: ADL5945 and ADL7445, novel mu opiate receptor antagonists undergoing clinical development for chronic OIC;  two novel delta opioid receptor agonists, one of which currently is in mid-stage clinical development in collaboration with Pfizer Inc. for neuropathic pain; and several earlier-stage compounds under development for the management of pain and CNS disorders.

For more information, visit www.adolor.com.

Forward-Looking Statements

This press release, and oral statements made with respect to information contained in this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements provide Adolor’s current expectations or forecasts of future events.  These may include statements regarding market prospects for ENTEREG; anticipated scientific progress on Adolor’s research programs; development of potential pharmaceutical products, including the OBD program and the timing and results of the ADL5945 Phase 2 study; interpretation of clinical results, including the results of the SAD and MAD studies of ADL5945 and ADL7445; prospects for regulatory approvals; and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning or that otherwise express contingencies, goals, targets or future development.  These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, that could cause actual results and developments to differ materially from those expressed or implied in such statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries, as well as more specific risks and uncertainties facing Adolor such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Adolor urges you to carefully review and consider the disclosures found in its filings which are available at www.sec.gov and from Adolor at www.adolor.com.  Given the uncertainties affecting pharmaceutical companies such as Adolor, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Adolor undertakes no obligation to publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise, except as may be required by law.

This press release is available on the website http://www.adolor.com.